Exhibit 99.4

Pro Forma Post Acquisition Form 8-K

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The accompanying unaudited pro forma combined consolidated financial information has been prepared using the acquisition method of accounting, giving effect to Norwood’s proposed acquisition of UpState New York Bancorp, Inc. (“UpState”). Under this method, UpState’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Norwood. Any difference between the purchase price for UpState and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Norwood in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Norwood issued after the acquisition will reflect the results attributable to the acquired operations of UpState beginning on the date of completion of the acquisition.

The accompanying unaudited pro forma combined consolidated balance sheet as of March 31, 2020 combines the historical financial statements of Norwood and UpState. The unaudited pro forma consolidated financial statements give effect to the proposed acquisition as if the acquisition occurred on March 31, 2020 with respect to the balance sheet, and at the beginning of the period for the twelve months ended December 31, 2019 and for the three months ended March 31, 2020, with respect to the statement of income. The unaudited pro forma consolidated financial statements were prepared with Norwood as the acquirer and UpState as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Norwood to complete the acquisition of UpState will be allocated to UpState’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at the time of the acquisition announcement; however, preliminary valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited pro forma financial statements.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of UpState’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Norwood’s consolidated statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to UpState shareholders’ equity, including results of operations from March 31, 2020 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The pro forma calculations, shown herein, assume a closing price for Norwood common stock of $24.30, which represents the closing price of Norwood common stock on July 6, 2020.

The pro forma income statement and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger-related expenses which will be expensed against income. UpState and Norwood are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either UpState or Norwood and certain service providers. The pro forma combined basic earnings and diluted earnings per share of Norwood common stock is based on the pro forma combined net income per common share for UpState and Norwood divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of UpState and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed. The pro forma combined balance sheet and book value per share data does include the impact of merger-related expenses on the balance sheet with UpState’s after-tax charges currently estimated at $4.9 million, illustrated as a pro forma fair value liability accrual, and Norwood’s after-tax estimated charges of $1.7 million, illustrated as a pro forma adjustment to retained earnings and liability accrual. The pro forma combined book value and tangible book value of Norwood common stock is based on the pro forma combined common stockholders’ equity of UpState and Norwood divided by total pro forma common shares of the combined entities.

Certain reclassification adjustments have been made to UpState’s unaudited pro forma financial statements to conform to Norwood’s financial statement presentation. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period. The unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both UpState and Norwood that have been included in or incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Norwood common stock or the actual or future results of operations of Norwood for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Combined Pro Forma Balance Sheets as of March 31, 2020

($ In Thousands, Except Share and Per Share Data)

	Norwood Financial Corp.	Upstate New York Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Cash and due from banks	$14,712	$20,897	$—		$35,609
Interest-bearing deposits with banks	23,706	4,443	—		28,149

Cash and cash equivalents	38,418	25,340	—		63,758

Securities available for sale	196,998	18,765	(8,844	) (1)(3)	206,919
Securities held to maturity	—	2,610	88	(4)	2,698
Loans receivable	928,565	392,186	(15,180	) (5)	1,305,571
Less: Allowance for loan losses	9,088	8,209	(8,209	) (6)	9,088

Net loans receivable	919,477	383,977	(6,971)		1,296,483
Regulatory stock, at cost	3,770	2,502	—		6,272
Bank premises and equipment, net	14,071	5,718	(1,211	) (7)	18,578
Bank owned life insurance	38,971	—	—		38,971
Foreclosed real estate owned	1,077	866	—		1,943
Accrued interest receivable	3,669	1,702	—		5,371
Goodwill	11,331	—	20,209	(1)	31,540
Other intangible assets	212	—	409	(8)	621
Other assets	14,297	1,813	4,077	(9)	20,187

Total assets	$1,242,291	$443,293	$7,757		$1,693,341

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest-bearing	$213,359	$65,084	$—		$278,443
Interest-bearing	776,801	328,785	2,754	(10)	1,108,340

Total deposits	990,160	393,869	2,754		1,386,783

Short-term borrowings	40,656	—	—		40,656
Other borrowings	51,350	1,627	—		52,977
Accrued interest payable	2,895	231	—		3,126
Other liabilities	15,043	1,057	7,901	(11)	24,001

Total liabilities	1,100,104	396,784	10,655		1,507,543

STOCKHOLDERS’ EQUITY
Common stock	634	10,935	(10,748	) (1)(2)	821
Surplus	49,644	6,749	38,401	(1)(2)	94,794
Retained earnings	88,032	28,923	(30,649	) (2)(9)	86,306
Treasury stock	(400)	—	—		(400)
Accumulated other comprehensive income (loss)	4,277	(98)	98	(2)	4,277

Total stockholders’ equity	142,187	46,509	(2,898)		185,798

Total liabilities and stockholders’ equity	$1,242,291	$443,293	$7,757		$1,693,341

Per Share Data
Common shares outstanding	6,330,561	2,208,000	(342,262	) (1)	8,196,299
Book value per common share	$22.52	$21.06			$22.72
Tangible book value per common share	$20.70	$21.06			$18.79

Unaudited Pro Forma Combined Statements of Income for the twelve months ended December 31, 2019

($ In Thousands, Except Share and Per Share Data)

	Norwood Financial Corp.	Upstate New York Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$41,889	$19,994	$1,574	(5)	$63,457
Securities	5,314	431	(111	) (3)	5,634
Other	81	314	—		395

Total Interest Income	47,284	20,739	1,463		69,486

INTEREST EXPENSE
Deposits	7,139	5,620	(1,731	) (9)	11,028
Short-term borrowings	468	1	—		469
Other borrowings	1,071	45	—		1,116

Total Interest Expense	8,678	5,666	(1,731)		12,613

Net Interest Income	38,606	15,073	3,194		56,873

PROVISION FOR LOAN LOSSES	1,250	1,942	—		3,192

Net Interest Income after Provision for Loan Losses	37,356	13,131	3,194		53,681

OTHER INCOME
Service charges and fees	4,450	497	—		4,947
Income from fiduciary activities	610	—	—		610
Net realized gains on sales of securities	254	—	—		254
Gains on sales of loans, net	169	439	—		608
Earnings and proceeds on life insurance policies	830	—	—		830
Other	465	245	—		710

Total Other Income	6,778	1,181	—		7,959

OTHER EXPENSES
Salaries and employee benefits	14,655	4,140	—		18,795
Occupancy, furniture and equipment	3,719	902	(24	) (7)	4,597
Data processing and related operations	1,869	680	—		2,549
Taxes, other than income	751	77	—		828
Professional fees	1,113	471	—		1,584
FDIC Insurance assessment	153	110	—		263
Foreclosed real estate	45	—	—		45
Amortization of intangibles	101	—	74	(8)	175
Other	4,905	2,184	—		7,089

Total Other Expenses	27,311	8,564	50		35,925

Income before Income Taxes	16,823	5,748	3,144		25,715

PROVISION FOR INCOME TAXES	2,608	1,121	660	(9)	4,389

Net income	$14,215	$4,627	$2,484		$21,326

Earnings per common share:
Basic	$2.27	$2.12			$2.62
Diluted	$2.25	$2.12			$2.60

Weighted average common shares outstanding:
Basic	6,260,215	2,182,397	(316,659	) (1)	8,125,953
Diluted	6,332,291	2,182,397	(316,659	) (1)	8,198,029

Unaudited Pro Forma Combined Statements of Income for the three months ended March 31, 2020

($ In Thousands, Except Share and Per Share Data)

	Norwood Financial Corp.	Upstate New York Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$10,683	$4,898	$521	(5)	$16,102
Securities	1,179	150	(28	) (3)	1,301
Other	6	34	—		40

Total Interest Income	11,868	5,082	493		17,443

INTEREST EXPENSE
Deposits	1,790	1,248	(594	) (9)	2,444
Short-term borrowings	111	—	—		111
Other borrowings	302	10	—		312

Total Interest Expense	2,203	1,258	(594)		2,867

Net Interest Income	9,665	3,824	1,087		14,576

PROVISION FOR LOAN LOSSES	700	898	—		1,598

Net Interest Income after Provision for Loan Losses	8,965	2,926	1,087		12,978

OTHER INCOME
Service charges and fees	1,063	119	—		1,182
Income from fiduciary activities	153	—	—		153
Net realized gains on sales of securities	38	—	—		38
Gains on sales of loans, net	56	99	—		155
Earnings and proceeds on life insurance policies	208	—	—		208
Other	136	58	—		194

Total Other Income	1,654	276	—		1,930

OTHER EXPENSES
Salaries and employee benefits	3,777	902	—		4,679
Occupancy, furniture and equipment	968	365	(24	) (7)	1,309
Data processing and related operations	437	174	—		611
Taxes, other than income	214	—	—		214
Professional fees	218	84	—		302
FDIC Insurance assessment	—	37	—		37
Foreclosed real estate	16	—	—		16
Amortization of intangibles	23	—	19	(8)	42
Merger cost	—	610	(610	) (11)	—
Other	1,406	450	—		1,856

Total Other Expenses	7,059	2,622	(615)		9,066

Income before Income Taxes	3,560	580	1,702		5,842

PROVISION FOR INCOME TAXES	481	250	357	(9)	1,088

Net income	$3,079	$330	$1,345		$4,754

Earnings per common share:
Basic	$0.49	$0.15			$0.58
Diluted	$0.49	$0.15			$0.58

Weighted average common shares outstanding:
Basic	6,293,440	2,208,000	(342,262	) (1)	8,159,178
Diluted	6,322,770	2,208,000	(342,262	) (1)	8,188,508

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1)

The acquisition will be effected by the issuance of shares of Norwood common stock and cash to UpState’s shareholders. Pursuant to the terms of the merger agreement, shareholders of UpState will have the opportunity to elect to receive for each share of UpState common stock they own, either 0.9390 shares of Norwood common stock or $33.33 in cash, or a combination of both. All shareholder elections will be subject to the allocation and proration procedures set forth in the merger agreement which are intended to ensure that 90% of the shares of UpState will be exchanged for Norwood common stock and 10% of the shares of UpState will be exchanged for cash. Based on the merger allocation requirements, this pro forma information assumes 1,987,206 of the 2,208,000 shares of UpState common stock outstanding as of March 31, 2019 would be exchanged for Norwood common stock, with the balance of the outstanding UpState shares being exchanged for cash of $7.4 million. In addition to the purchase price per share under the terms of the merger agreement Norwood also paid an additional $0.67 per share in cash for each share of UpState common stock held, or a total of $1.5 million to UpState’s shareholders. The transaction is expected to be a tax-free exchange for shareholders of UpState receiving Norwood common stock. The shares of Norwood common stock issued for the merger in the pro forma data were assumed to be recorded at a fair value of $24.30 per share, which represents Norwood’s common stock closing price per share as of July 6, 2020.

The final accounting purchase price assigned to record the shares issued in the acquisition will be based on the closing price of Norwood common stock on the closing date of the acquisition. Norwood and UpState cannot predict what the value or price of Norwood common stock will be at the closing of the transaction or how the value or price of Norwood common stock may trade at any time.

The final allocation of the purchase price will be determined after the acquisition is completed and additional analyses are performed to determine the fair values of UpState tangible and identifiable intangible assets and liabilities as of the date the acquisition is completed. Changes in the fair value of the net assets of UpState as of the date of the acquisition will likely change the amount of purchase price allocable to excess purchase price. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of UpState at their respective fair values and represents management’s best estimate based upon the information available at this time. These pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The total estimated purchase price for the purpose of this pro forma financial information is $54.2 million. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

Summary of Purchase Price Calculation and Goodwill Resulting from Merger

Reconcilation of Pro Forma Shares Outstanding at March 31, 2020

($ in Thousands, Except per Share Data)

			March 31, 2020
Purchase Price Consideration in Common Stock:
UpState common shares settled for stock		1,987,206
Exchange Ratio		0.9390
Norwood shares to be issued		1,865,738
Value assigned to Norwood common shares (7/06/2020 closing price)	$	24.30
Purchase price assigned to Norwood common shares exchanged for UpState stock			$45,337

Purchase Price Consideration - Cash for Common Stock (1)
UpState shares exchanged for cash		220,794
Purchase price paid to each UpState common share exchanged for cash	$	33.33
Purchase price assigned to UpState common shares exchanged for cash			7,359

Purchase Price Consideration - Additional Cash Consideration
UpState common shares		2,208,000
Purchase price paid to each UpState common share	$	0.67
Purchase price assigned to additional cash paid to each UpState common share			1,479

Cash paid in lieu of fractional shares			6

Total Purchase Price			54,181

Net Assets Acquired:
UpState stockholders’ equity as of 3/31/2020	$	46,509
UpState goodwill and intangibles		—

Estimated adjustments to reflect assets acquired at fair value:
Investments		88
Loan - ASC 310-20 interest rate fair value		3,982
Loan - ASC 310-20 general credit fair value		(10,528)
Loan - ASC 310-30 acquired with deteriorated credit quality		(6,937)
ASC 310-20 deferred loan expense, net		(1,697)
Allowance for loan losses		8,209
Core deposit intangible		409
Premises		(1,211)
Deferred tax assets		3,941
Other assets		(48)

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits		(2,754)
Seller transaction merger liabilities accrued at closing		(5,991)

Net Assets Acquired			33,972

Goodwill resulting from merger			$20,209

Reconcilement of Pro Forma Shares Oustanding
UpState shares outstanding including restricted stock		1,987,206
Exchange ratio		0.939
Norwood shares to be issued to UpState		1,865,738
Norwood shares outstanding		6,330,561
Pro Forma Norwood shares oustanding		8,196,299
Percentage ownership for Norwood		77.24%
Percentage ownership for UpState		22.76%

2)

Balance sheet adjustment to reflect the issuance of shares of Norwood common stock with $0.10 per share par value in connection with the acquisition and the adjustments to shareholders’ equity for the reclassification of UpState historical equity accounts (common stock, accumulated other comprehensive loss, and undivided profits) into surplus and adjustment for goodwill created in the transaction.

3)

Securities available-for-sale were recorded at fair value at March 31, 2020 therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment to an amortizing premium which will be amortized into income based on the expected life. This investment adjustment is expected to decrease pro forma pre-tax interest income by $78 thousand in the first year following consummation.

Balance sheet adjustment related to payment of cash consideration of $7.4 million and the special dividend of $1.5 million for the transaction and corresponding income statement adjustments includes related interest income impact of $7 thousand assumed at a rate of 0.08% (Fed Funds Effective Rate as of 3/31/20).

4)

Balance sheet adjustment to reflect the fair value premium of $88 thousand for securities held-to-maturity. This adjustment will be recognized into income over the expected life. This investment adjustment is expected to decrease pro forma pre-tax interest income by $26 thousand in the first year following consummation.

5)

Balance sheet adjustment includes an ASC 310-20 interest rate fair value premium of $4.0 million based on current discount rates of similar loans, an ASC 310-20 general credit fair value discount of $10.5 million, an ASC 310-30 $6.9 million fair value credit discount and $1.7 million ASC 310-20 deferred loan expenses net reversal. The amortizable loan interest and credit fair value adjustments will be substantially recognized over the expected life of the loans and is expected to increase pro forma pre-tax interest income by $1.6 million in the first year following consummation.

6)	Balance sheet adjustment for the reversal of the UpState allowance for loan losses in accordance with acquisition method of accounting for the acquisition.

7)

Balance sheet adjustment to reflect a $1.2 million fair value write-down of bank premises amortized over the estimated life. These adjustments are expected to decrease pro forma expense by $24 thousand in the first year following consummation.

8)

Balance sheet and income statement adjustment to intangible assets to reflect the fair value of $409 thousand for acquired core deposit intangible asset and the related amortization adjustment based upon an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax expense by $74 thousand in the first year following consummation. It is anticipated that the brand names of UpState’s two units, Bank of the Finger Lakes and Bank of Cooperstown, will be used for a limited period of time (currently anticipated to be 1 year) and due to the limited time of use no trade name intangible asset is anticipated to be recorded.

9)	Balance sheet and income statement adjustment to reflect an effective tax rate of 21%.

10)

Balance sheet and income statement adjustments to reflect a fair value premium of $2.8 million for UpState’s certificates of deposit. This adjustment will be recognized using into income over the expected life. These adjustments are expected to decrease pro forma pre-tax interest expense by $1.7 million the first year following consummation.

11)

Balance sheet adjustment to reflect the accrual of one-time merger-related charges for Norwood and UpState: (a) UpState pre-tax charges are estimated at $6.0 million ($4.9 million after-tax) and are included as a pro forma fair value liability accrual, and (b) Wayne Bank pre-tax charges are estimated at $1.9 million ($1.7 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings. Since the Day 1 balance sheet includes one-time merger-related charges, the pro forma income statement does not include one-time merger-related expenses which will be expensed against income when incurred. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible.